Cova Financial Life Insurance Company
                            4100 Newport Beach Drive
                         Newport Beach, California 92662

ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Issue Date shown on the Contract Data Page.

The DEATH OF OWNER section of the DEATH BENEFIT provision is deleted in its entirety and replaced with the following:

"DEATH OF OWNER - Upon death of the Owner prior to the Annuity Date, the Death Benefit will be paid to the Beneficiary designated by the Owner.

Prior to the Owner, or a Joint Owner, attaining age 80, the Death Benefit will be the greater of:

1) the Purchase Payments less any Withdrawals and any applicable Withdrawal Charge;

2)   the Contract Value; or

3) the Contract Value on the most recent five year Contract Anniversary plus any subsequent Purchase Payments less any subsequent Withdrawals and any applicable Withdrawal Charge.

After the Owner, or a Joint Owner, attains age 80, the Death Benefit will be the greater of:

1)   Purchase  Payments  less  any  Withdrawals  and any  applicable  Withdrawal
     Charge;

2)   the Contract Value; or

3) the Contract Value on the most recent five year Contract Anniversary on or before the Owner's 80th birthday plus any subsequent Purchase Payments less any subsequent Withdrawals and any applicable Withdrawal Charge.

If Joint Owners are named, the Death Benefit is payable upon the first death of a Joint Owner.

The Death Benefit will be determined and paid as of the Valuation Period next following the date of receipt by the Company of both due proof of death and an election for a single sum payment or election under an Annuity Option.

If a single sum payment is requested, the proceeds will be paid within seven (7) days of receipt of proof of death and the election. Payment under an Annuity Option may only be elected during the sixty-day period beginning with the date of receipt of proof of death or a single sum payment will be made to the Beneficiary at the end of the sixty-day period.

The entire Death Benefit must be paid within five (5) years of the date of death unless the Beneficiary elects to have the Death Benefit payable under an Annuity Option over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy, beginning within one (1) year of the date of death.

If the Beneficiary is the spouse of the Owner, the spouse may elect to become the Owner and continue this Contract in effect at the then current Contract Value."

All other terms and conditions of the Contract remain unchanged.

Cova Financial Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.





/s/  JEFFERY  K.  HOELZEL                                /s/ LORRY J. STENSRUD
-------------------------                                ---------------------
         Secretary                                               President


XLCC-819                                                                 (12/94)